FIRST AMENDMENT TO

               ADMINISTRATIVE AND FUND ACCOUNTING AGENCY AGREEMENT

     This First Amendment to Administrative and Fund Accounting Agency Agreement is dated as of November 1, 2005 by and between Brown Brothers Harriman & Co. (the "Administrator") and Pioneer Ibbotson Asset Allocation Series (the "Trust") on behalf of itself and each series thereof (each a "Fund" and collectively, the "Funds").

     Whereas, pursuant to an Administrative and Fund Accounting Agency Agreement dated as of August 4, 2004 by and between the Administrator and the Trust (the "Agreement"), the Administrator has been appointed as administrator and accounting agent for the Funds as provided in the Agreement;

     Whereas, the Administrator has requested and the Trust has agreed to modify Appendix B to the Agreement to accurately reflect the current services being provided by the Administrator;

     Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree to amend the Agreement as follows:

I.   Amendment of the Agreement
     --------------------------

     Appendix B to the Agreement is hereby deleted in its entirety and Appendix B attached hereto is hereby substituted therefore.

II.  Miscellaneous
     -------------

     a. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

     b. Upon receipt by the Administrator of a fully executed copy of this First Amendment, this First Amendment shall be deemed to be executed as an instrument under seal and governed by such laws as provided in
          Section 11 of the Agreement. This First Amendment may be executed in original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same First Amendment and together with the Agreement, shall represent the entire understanding of the parties hereto.

BROWN BROTHERS HARRIMAN & CO.

By: /s/ James R. Kent
    --------------------------------
Name:    James R. Kent
Title:   Managing Director

Pioneer Ibbotson Asset Allocation Series on behalf of itself and each series thereof

By: /s/ Osbert M. Hood
    ------------------------------------
Name:    Osbert M. Hood
Title:   Executive Vice President

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                                  APPENDIX B TO

               ADMINISTRATIVE AND FUND ACCOUNTING AGENCY AGREEMENT

Financial Administration Services

COMPLIANCE MONITORING SERVICES:

o Perform administrative compliance monitoring of the Funds with respect to the investment restrictions and policies as set forth in the Funds' current prospectus and statement of additional information provided to the Administrator by the Fund and in the 1940 Act and applicable IRS rules and regulations, using certain manual and automated applications such as the Charles River Development "ComplianceMaster" Automated Compliance System ("CRD"), a system provided to the Administrator by an unaffiliated third party vendor. Changes to such objectives, policies and restrictions will be monitored as agreed in writing between the parties. The Administrator shall only perform post net asset value compliance monitoring.

o Each Fund shall remain ultimately responsible for ensuring compliance with its investment restrictions and policies and that assistance provided by the Administration in monitoring investment restrictions and policies shall not be deemed to be a delegation of this responsibility to the Administrator.

o In the event that the Administrator detects a possible non-compliance with the investment restrictions and policies applicable to the Fund, it shall promptly notify the Fund's Chief Compliance Officer thereof. In the event that the Fund or any officers, employee or agent of the Fund detects a possible non-compliance with the investment restrictions and policies applicable to the Fund, it shall promptly notify the Administrator.

o Assist the Fund's Chief Compliance Officer in the preparation of quarterly portfolio compliance reporting to the Fund's Board of Trustees as required by applicable rules under the 1940 Act.

TREASURER'S SUPPORT SERVICES:

o    Provide an Assistant Treasurer to the Fund upon request by the Fund.

o Accumulate information for and, subject to approval by the Funds' Treasurer, prepare reports to the Funds' shareholders of record as set forth in Rule 30e-1 under the 1940 Act and reports on Form N-CSR as required by Rule 30d-1 under the 1940 Act, and file such reports with the U.S. Securities and Exchange Commission ("SEC").

o    Prepare and file the Rule 24f-2 Notice and Form N-SAR with the SEC.

o    Prepare Form N-Q reports as required by Rule 30b1-5 under the 1940 Act.

o Consult with the Funds' Treasurer on financial matters relating to the Funds including without limitation dividend distributions, expense pro formas, expense accruals and other matters, including payment of expenses, as shall from time to time be agreed upon by the parties.

o Assist the Fund's Treasurer in the preparation of quarterly financial reporting to the Fund's Board of Trustees as required by applicable rules under the 1940 Act and in reporting to external databases such information as may be reasonably requested and as agreed between the Administrator and the Funds from

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time to time.

TAX SERVICES:

o Assist the Fund's Treasurer in the preparation of quarterly tax reporting to the Fund's Board of Trustees as required by applicable rules under the 1940 Act, including the following:

     o    preparation of fiscal and excise tax distribution calculations;
     o preparation and filing of federal, state and any local income tax returns, including tax return extension requests;
     o    preparation of shareholder year end reporting statements;
     o provide the appropriate amounts and characterization of distributions declared during the calendar year for Forms 1099 reporting;
     o periodically review and determine distributions to be paid to shareholders;
     o consult with the Fund's Treasurer regarding potential passive foreign investment companies; and
     o consult with the Fund's Treasurer on various tax issues as they arise and with the Fund's outside auditors when appropriate.

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